EXHIBIT 10.17

AMENDMENT NO. 2 TO LEASE

This AMENDMENT No. 2 To LEASE (this “Agreement”) is dated as of this 31 day of January, 2005 (the “Effective Date), by and between 529 BRYANT STREET PARTNERS LLC, a Delaware limited liability company (“Landlord”), and SWITCH AND DATA CA NINE LLC, a Delaware limited liability company (“Tenant”). SWITCH & DATA FACILITIES COMPANY, INC., a Delaware corporation (“Guarantor”), by its execution of this Agreement, consents to this Agreement and reaffirms and ratifies its obligations under that certain Guaranty in favor of Landlord entered into on or about January 31, 2005, and agrees that, without limitation, Guarantor’s obligations under the Guaranty apply to the Lease as amended by this Agreement.

RECITALS

A. Tenant’s predecessor-in-interest and Landlord’s predecessor-in-interest entered into that certain Office Building Lease Agreement dated June 21, 1999, as amended by that certain Amendment and Acknowledgement dated August 16, 1999 (collectively with any other amendments thereto or modifications thereof prior to the date of this Agreement, the “Original Lease”), for premises of approximately 19,000 rentable square feet (the “Original Leased Premises”) with a street address of 529 Bryant Street, Palo Alto, California (the “Building”), all as more particularly described in the Lease;

B. Switch & Data Facilities Company, Inc., a Delaware corporation with its principal place of business at 1715 N. Westshore Blvd., Suite 650, Tampa, FL 33607 (“Switch and Data”), has guaranteed Tenant’s obligations under the Lease;

C. Landlord and Tenant have entered into that certain Lease dated as of January 31, 2005 (the “New Lease”), for the entirety of the space within the Building (the “New Leased Premises”), all as more particularly described in the New Lease; and

D. Pursuant to Paragraph 2.4 of the New Lease, Tenant may have a right to terminate the New Lease (the “Termination Right”) if the New Leased Premises are not delivered to Tenant by the date set forth in such Paragraph 2.4;

E. It is the intent of Landlord and Tenant that if the Tenant properly and timely exercises the Termination Right, then the New Lease will be terminated and the Original Lease will remain in full force and effect pursuant to its terms, except as modified pursuant to Section 2 below;

F. It is also the intent of Landlord and Tenant that if the Landlord timely delivers the New Leased Premises within the time period provided in Paragraph 2.4 of the New Lease, or if Tenant fails to properly and timely exercise the Termination Right, then the term of the Original Lease will expire as provided herein and the New Lease will remain in full force and effect pursuant to its terms;

G. Landlord and Tenant desire to amend the Lease according to the terms and conditions set forth herein. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Lease.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Expiration Date of Lease. Effective as of the Adjustment Date (as defined below), the definition of “Expiration Date” set forth in Paragraph 2.1 of the Original Lease shall automatically be amended in its entirety to mean the date on which Landlord delivers the New Leased Premises pursuant to the New Lease. As used herein, the term “Adjustment Date” means the date on which the earlier of the following events occurs: (a) 12:01 a.m. on the eleventh day after the end of the “delivery grace period” as defined in Paragraph 2.4 of the New Lease, unless Tenant has theretofore properly exercised the Termination Right under the New Lease, or (b) the Landlord has delivered the New Leased Premises pursuant to Paragraph 2.4 of the New Lease.

2. Elimination of Parking Spaces. Tenant acknowledges and agrees that Landlord is or will be terminating Landlord’s sublease with respect to the parking spaces at the public garage located on Cowper Street in downtown Palo Alto (“Garage”). In connection therewith, Tenant further agrees that, without reduction of the rent or any other monetary or non-monetary concession, the Original Lease shall be amended to eliminate as of the Effective Date any obligation of Landlord to lease to Tenant the fifteen (15) parking spaces in the Garage (or any other parking spaces), including, without limitation, as set forth in Sections 1.1 (b) and 2.2 of the Original Lease.

3. Amendment Void in Certain Circumstances. In the event that Tenant properly and timely exercises the Termination Right pursuant to Paragraph 2.4 of the New Lease, then the Adjustment Date will not occur and this Agreement shall be void and of no further force or effect, except with respect to the provisions of Section 2 above.

4. Ratification. The Lease, as amended by this Agreement, is hereby ratified by Landlord, Tenant, and Guarantor, and Landlord, Tenant, and Guarantor hereby agree that the Lease, as so amended, shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first written above.

LANDLORD:

529 BRYANT STREET PARTNERS LLC,

a Delaware limited liability company

By:	529 Bryant Street Corporation, a Delaware corporation

	By:	/s/ Richard J. Holmstrom
Richard J. Holmstrom, Vice President

TENANT:

SWITCH AND DATA CA NINE LLC,

a Delaware limited liability company

By:	/s/ Keith Olsen
Title:	AUTHORIZED REPRESENTATIVE

By:	/s/ George Pollock, Jr.
Title:	AUTHORIZED REPRESENTATIVE

GUARANTOR:

SWITCH & DATA FACILITIES COMPANY, INC.

a Delaware corporation

By:	/s/ Keith Olsen
Its:	President

By:	/s/ George Pollock, Jr.
Its:	Chief Financial Officer

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